FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity California Municipal Trust II

Fund	Fidelity California Municipal Money Market Fund
Trade Date	8/8/13
Settle Date	8/21/13
Security Name	UNIV CA MED CTR 1.25% 5/15/14
CUSIP	913366FK1
Price	100.776
Transaction Value	$ 4,701,200.40
Class Size	$ 50,835,000
% of Offering	9.177%
Underwriter Purchased From	Barclays
Underwriting Members: (1)	Barclays
Underwriting Members: (2)	Citigroup
Underwriting Members: (3)	Backstrom McCarley Berry & Co., LLC
Underwriting Members: (4)	Fidelity Capital Markets
Underwriting Members: (5)	Jefferies
Underwriting Members: (6)	Loop Capital Markets
Underwriting Members: (7)	M.R. Beal & Company
Underwriting Members: (8)	Prager & Co., LLC
Underwriting Members: (9)	Raymond James
Underwriting Members: (10)	SL Hare Capital, Inc.
Underwriting Members: (11)	US Bancorp
Underwriting Members: (12)	Wells Fargo Securities
Underwriting Members: (13)	The Williams Capital Group, L.P.